2007-3 (Class C)
Exhibit 4.10

Paragraph 13

Elections and Variables
to the ISDA Credit Support Annex
dated as of June 28, 2007
between

ABN AMRO BANK N.V. (“Party A”)	GE CAPITAL CREDIT CARD MASTER NOTE TRUST
(“Party B”)

Paragraph 13.  Elections and Variables

(a)           Security Interest for “Obligations”.

(i)            The term “Obligations” as used in this Annex includes no “additional obligations” within the meaning of Paragraph 12.

 (b)          Credit Support Obligations.

(i)            Delivery Amount, Return Amount and Credit Support Amount.  “Delivery Amount” has the meaning specified in Paragraph 3(a) except that (I) the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced by the words “not later than the close of business on each Valuation Date”, (II) by deleting in its entirety the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)           the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

(2)           the amount by which (a) the Fitch Credit Support Amount for such Valuation Date exceeds (b) the Fitch Value as of such Valuation Date of all Posted Credit Support held by the Secured Party

(3)           the amount by which (a) the Moody’s First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody’s First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

(4)           the amount by which (a) the Moody’s Second Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.”; and

If, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

“Return Amount” has the meaning specified in Paragraph 3(b) except that (I) the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced by the following:

The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)           the amount by which (a) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date,

(1)           the amount by which (a) the Fitch Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Fitch Credit Support Amount for such Valuation Date,

 (2)          the amount by which (a) the Moody’s First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s First Trigger Credit Support Amount for such Valuation Date, and

(3)           the amount by which (a) the Moody’s Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Second Trigger Credit Support Amount for such Valuation Date.

In no event shall the Transferee be required to transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

“Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount, the Fitch Credit Support Amount, the Moody’s First Trigger Credit Support Amount, or the Moody’s Second Trigger Credit Support Amount, in each case for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)           Eligible Collateral.  The following terms will qualify as “Eligible Collateral” for the party specified:

Collateral (all denominated in USD)		S&P Approved Ratings Downgrade/ Fitch Valuation Percentage	S&P Required Ratings Downgrade Valuation Percentage	Moody’s First Trigger Valuation Percentage	Moody’s Second Trigger Valuation Percentage
(A)	Cash	100%	80%	100%	100%

(B)	Fixed-Rate Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of not more than one year	98.5%	78.8%	100%	100%

(C)	Fixed-Rate Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than one year but not more than ten years	89.9%	71.9%	100%	94%

(D)	Fixed-Rate Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than ten years	83.9%	67.1%	100%	88%

Eligible Collateral continued:

(1)  “Negotiable debt obligations” has the meaning specified  in the 2003 Collateral Asset Definitions.

(2)  Restriction on US-STRIPS, US-TIPS.  Both parties agree that any US Treasury Strips (US-STRIPS) or US Treasury Inflation Protected Issues (US-TIPS) or similar securities representing a segment of the full payment obligation of a standard Treasury shall not be deemed Eligible Collateral and therefore must not be posted by either party.  US-STRIPS and US TIPS shall have the meaning as defined in the 2003 ISDA Collateral Asset Definitions or as amended therein.

(iii)          Thresholds.

(A)      “Independent Amount” means with respect to Party A:  US$0, unless otherwise specified in a Confirmation.

(B)       “Threshold” means with respect to Party A:  US$0 in the event that (I) Party A fails to assign all of its rights and obligations under the Agreement or enter into any other Qualifying Substitute Arrangement on or before the thirtieth (30) day after the date of a Fitch Downgrade (as described in Part 1(o) of the Schedule) continues to exist, (II) 10 Local Business Days after an S&P Approved Ratings Downgrade has occurred and Party A has not entered into any other Qualifying Substitute Arrangements, (III) 10 Local Business Days after an S&P Required Ratings Downgrade has occurred or (IV) no Relevant Entity has the Moody’s First Trigger Required Ratings and either (i) no Relevant Entity has had the Moody’s First Trigger Required Ratings since this Annex was executed or (ii) at least 30 Local Business days have elapsed since the last time a Relevant Entity had the Moody’s First Trigger Required Ratings; otherwise, the Threshold shall be infinite.  With respect to party B:  infinity.

(C)       “Minimum Transfer Amount” means with respect to Party A and Party B:  US$50,000; provided however, that if Party A is a Defaulting Party at the time, “Minimum Transfer Amount” shall be Zero.

(D)      Rounding.  The Delivery Amount will be rounded up to the nearest integral multiple of US$10,000 and the Return Amount will be rounded down to the nearest integral multiple of US$10,000.

(c)           Valuation and Timing.

(i)            “Valuation Agent” means Party A, provided, however, that if Party A is a Defaulting Party at the time, “Valuation Agent” shall mean Party B.

(ii)           “Valuation Date” means:  (A) in relation to either party each Wednesday of the relevant calendar week  (or if such day is not a General Business Day then the immediately following General Business Day), and (B) any General Business Day designated by Party B which, in the reasonable judgment of Party B, would result in a Delivery Amount or Return Amount.  For the purpose of the foregoing, a General Business Day shall be a General Business Day in New York.

(iii)          “Valuation Time” means, the close of business in the Relevant Market on the day which is one General Business Day in the Relevant Market first preceding  the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

For the purposes of this provision, “Relevant Market” means (a) with respect to the calculation of Value, the principal market in which the relevant Eligible Credit Support is traded; and (b) with respect to the calculation of Exposure, the principal market for the relevant Transaction; each as determined by the Valuation Agent, subject to Paragraph 5, or as otherwise agreed between the parties.

(iv)          “Notification Time” means 11:00 a.m., on a General Business Day in New York.

(d)           Conditions Precedent and Secured Party’s Rights and Remedies.  The following Termination Event(s) will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

Party A

Additional Termination Event(s): (If any)	[X]

(e)           Substitution.

(i)            “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)           Consent.  Inapplicable.

(f)            Dispute Resolution.

(i)            “Resolution Time” means 1:00 p.m., on the New York General Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)           Value.  For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows:  the sum of (i) (x) the arithmetic mean of the closing bid prices quoted on the relevant date of three nationally recognized principal market makers (which may include an affiliate of Party A) for such security chosen by the Valuation Agent multiplied by the applicable Valuation Percentage or (y) if no quotations are available from such principal market makers on the relevant date, the arithmetic mean of the closing bid prices on the next preceding date multiplied by the applicable Valuation Percentage plus (ii) the accrued interest on such security (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or included in the applicable price referred to in (i) of this clause) as of such date.

(iii)          Alternative.  The provisions of Paragraph 5 will apply.

(g)           Holding and Using Posted Collateral.

(i)            Eligibility to Hold Posted Collateral; Custodians.  Party B and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b) in the Swap Collateral Account (as defined in the Indenture), provided that any such Custodian shall have a minimum short-term unsecured, unsubordinated debt rating of “A-1” from S&P:  Initially, the Custodian for Party B is Indenture Trustee.  The Indenture Trustee shall replace itself with another Custodian within 60 day after its failure to satisfy the ratings set forth in the previous sentence.

(ii)           Use of Posted Collateral. The provisions of Paragraph 6(c)(i) will not apply to Posted  Collateral.

(h)           Distribution and Interest Amount.

(i)            Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian.

(ii)           “Transfer of Interest Amount.”  The Transfer of the Interest Amount will be made on the Third New York Business Day of each calendar month; provided however that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

(iii)          Alternative to Interest Amount.  The provisions of Paragraph 6(d)(ii) will apply.

(iv)          The definition of Posted Collateral shall be amended by inserting the words “received by the Secured Party and” after “Interest Amount or portion thereof”.

(i)            Additional Representation(s). Not Applicable.

(j)            ISDA Master Agreement Protocol

The terms of Annex 14 of the ISDA 2002 Master Agreement Protocol as published by ISDA on July 15, 2003 (the “Protocol”) are incorporated by reference into this Agreement, and shall be construed in accordance with Section 6 of the Protocol.

(k)           Demands and Notices.

All demands, specifications and notices to Party A under this Annex will be made to:

As set forth in the Schedule.

All demands, specifications and notices to Party B under this Annex will be made to:

Bank of New York

Attn: Primary administrator, Cal Guillaume

Fax: 212-635-6338

email: CGuillaume@bankofny.com

Any demand, specification or notice may be made by telephone (“Telephone Notice”) between employees of each party if such Telephone Notice is confirmed by a subsequent written instruction (which may be delivered via facsimile or email) by the close of business on the same day that such Telephone Notice is given.

(l)            Addresses for Transfers.

With respect to Party A:  To be provided by written instructions.
With respect to Party B:
The Bank of New York
Attn: Primary administrator, Cal Guillaume
Fax: 212-635-6338
email: CGuillaume@bankofny.com

(m)          Other Provisions.

(i)    One Way CSA.  Agreement as to Single Secured Party and Single Pledgor.  Party A and Party B agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph 1(b) or Paragraph 2 or the definitions in Paragraph 12, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term Pledgor” as used  in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.  Party A and Party B further agree that, notwithstanding anything to the contrary in the recital to this Annex or Paragraph 7, this Annex will constitute a Credit Support Document only with respect to Party A, and the Events of Default in Paragraph 7 will only apply to Party A

(ii)   Governing Law.  The terms and conditions of this  Annex shall be governed and construed in accordance with the laws of the State of New York and to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

(iii) 2002 ISDA Master Agreement:  As the parties have agreed to utilize an Agreement in the form of the 2002 Master Agreement published by the International Swaps and Derivatives Association (“ISDA”) and ISDA has indicated that certain modifications are appropriate when using this Annex with said 2002 Master Agreement, the parties hereby agree that, notwithstanding anything herein or in the Agreement to the contrary, Paragraph 5(i)(b) and the definition of “Exposure” in Paragraph 12, each as set forth above in this Annex, shall be deemed amended and restated, for all purposes, as described below:

(i)            References throughout this Annex to “Swap Transactions” are deleted.

(ii)           The terms of Paragraph 5(i)(B) of this Annex are amended and restated in their entirety as follows:

“(B)         calculating the Exposure for the Transactions in dispute by seeking four actual quotations at mid-market from third parties for purposes of calculating the relevant Close-out Amount, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction, then fewer than four quotations may be used for that Transaction, and if no quotations are available for a particular Transaction, then the Valuation Agent’s original calculations will be used for the Transaction absent manifest error; and”

(iii)          The definition of “Exposure” in Paragraph 12 of the Annex is hereby amended and restated to read in its entirety as follows:

“‘Exposure’ means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(1) of this Agreement if all Transactions were being terminated as of the relevant Valuation Time, on the basis that (i) that party is not the Affected Party and (ii) U.S. Dollars is the Termination Currency; provided that the Close-out Amount will be determined by the Valuation Agent on behalf of that party using its estimates at mid-market of the amounts that would be paid for transactions providing the economic equivalent of (x) the material terms of the Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of the Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)); and (y) the option rights of the parties in respect of the Transactions, provided that, solely for the purpose of this definition, it shall be assumed that Part 5(s) is deleted.”

(iv)          Set-off.  The terms “Set-off” shall have the meaning set forth in Section 6(f) of the Agreement.

(iv)          Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, Moody’s Second Trigger Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.  Paragraph 5 (flush language)

is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value”.  Each of
Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.

(v)           Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer and maintenance of Eligible Collateral.

(vi)          Withholding.  Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof  the words “less any applicable withholding taxes.”

(vii)         Additional Definitions.  As used in this Annex:

 “Moody’s First Trigger Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger Credit Support Amount” means, for any Valuation Date, the excess, if any, of

(I)            (A)          for any Valuation Date on which (I) a Moody’s First Trigger Event has occurred and has been continuing (x) for at least 30 Local Business Days or (y) since this Annex was executed and (II) it is not the case that a Moody’s Second Trigger Event has occurred and been continuing for at least 30 Local Business Days, the greater of (a) zero and (b) sum of (i) the Secured Party’s Transaction Exposure for such Valuation Date and (ii) the aggregate of the Moody’s First Trigger Further Collateral Amounts for all Transactions;] or

(B)           for any other Valuation Date, zero, over

(II)           the Threshold for Party A such Valuation Date.

“Moody’s First Trigger Further Collateral Amount” means for any Transaction and Valuation Date the product of the applicable Moody’s First Trigger Factor set forth in Table 1 and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

 “Moody’s Second Trigger Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Credit Support Amount” means, for any Valuation Date, the excess, if any, of

(I)            (A)          for any Valuation Date on which it is the case that a Moody’s Second Trigger Event has occurred and been continuing for at least 30 Local Business Days, the sum, for each Transaction to which this Annex relates, of an amount equal to the following:

(1)           if such Transaction is not a Transaction-Specific Hedge,
the greater of (a) zero, (b) the aggregate amount of the Next Payments (each determined based on the rates prevailing on such Valuation Date) for all Next Payment Dates and (c) sum of (i) the Secured Party’s Transaction Exposure for such Valuation Date and (ii) the aggregate of the Moody’s Second Trigger Further Collateral Amounts for allTransactions or
(2)           if such Transaction is a Transaction-Specific Hedge,
the greater of (a) zero, (b) the aggregate amount of the Next Payments (each determined based on the rates prevailing on such Valuation Date) for all Next Payment Dates and (c) sum of (i) the Secured Party’s Transaction Exposure for such Valuation Date and (ii) the aggregate of the Moody’s Second Trigger TSH Further Collateral Amounts for all Transactions or

(B)           for any other Valuation Date, zero, over

(II)           the Threshold for Party A for such Valuation Date.

“Moody’s Second Trigger Further Collateral Amount” means for any Transaction and Valuation Date the product of the applicable Moody’s Second Trigger Factor set forth in the third column of Table 1and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

“Moody’s Second Trigger TSH Further Collateral Amount” means for any Transaction and Valuation Date the product of the applicable Moody’s Second Trigger Factor set forth in the fourth column of Table 1and the Notional Amount for such Transaction for the Calculation Period which includes such Valuation Date.

 “Moody’s Second Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less any payments due to be made by Party B under Section 2(a) on such Next Payment Date (in each case, after giving effect to any applicable netting under Section 2(c)) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International

Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

“Fitch Credit Support Amount” means, for any Valuation Date, the excess, if any, of

(I)            (A)          for any Valuation Date a Fitch Downgrade, has occurred and been continuing for at least 30 days, an amount equal to the sum, for each Transaction to which this Annex relates, of the sum of (1) 100.0% of the Secured Party’s Transaction Exposure for such Valuation Date and (2) the product of the Volatility Buffer for such Transaction and the Notional Amount of such Transaction for the Calculation Period of such Transaction which includes such Valuation Date, or

(B)           for any other Valuation Date, zero, over

(II)           the Threshold for Party A for such Valuation Date.

“Fitch Value” means, on any date and with respect to any Eligible Collateral, the product of (A) the bid price (or the face amount with respect to Cash) obtained by the Valuation Agent for such Eligible Collateral and (B) the Fitch Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

“S&P Credit Support Amount” means, (a) if an S&P Approved Ratings Downgrade has occurred and has continued for 10 Local Business Days, for any Valuation Date, the Secured Party’s Exposure; (b) if an S&P Required Ratings Downgrade has occurred and has continued for 10 Local Business Days:  an amount equal to 125% of the Secured Party’s Exposure or (c) for any other date: zero.

“S&P Value” means, on any date and with respect to any Eligible Collateral, the product of (A) the bid price (or the face amount with respect to Cash) obtained by the Valuation Agent for such Eligible Collateral and (B) in the event an S&P Approved Ratings Downgrade or an S&P Required Ratings Downgrade has been continuing for 10 Local Business days, the S&P Approved Ratings Downgrade/Fitch Valuation Percentage or the S&P Required Ratings Downgrade Valuation Percentage, respectively, for such Eligible Collateral set forth in paragraph 13(b)(ii).

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is an interest rate cap, interest rate floor or interest rate swaption, or an interest rate swap in respect of which (x) the notional amount is “balance guaranteed” or (y) the notional amount for any Calculation Period otherwise is not a specific dollar amount that is fixed at the inception of the Transaction.

“Value” shall mean, in respect of any date, the related S&P Value, Fitch Value, the related Moody’s First Trigger Value, and the related Moody’s Second Trigger Value.

“Volatility Buffer” means, for any Transaction, the related percentage set forth in the following table.

Fitch Volatility Buffer:

The higher of the Fitch credit rating of (i) Party A and (ii) the Credit Support	Remaining Weighted Average Maturity
Provider of Party A, if	(years)
applicable	1	2	3	4	5	6	7	8
At least “AA-”	0.8%	1.7%	2.5%	3.3%	4.0%	4.7%	5.3%	5.9%
“A+/A”	0.6%	1.2%	1.8%	2.3%	2.8%	3.3%	3.8%	4.2%
“A-/BBB+” or lower	0.5%	1.0%	1.6%	2.0%	2.5%	2.9%	3.3%	3.6%

The higher of the Fitch credit rating of (i) Party A and (ii) the	Remaining Weighted Average Maturity
Credit Support	(years)
Provider of Party A, if							Greater than or
applicable	9	10	11	12	13	14	equal to 15
At least “AA-”	6.5%	7.0%	7.5%	8.0%	8.5%	9.0%	9.5%
“A+/A”	4.6%	5.0%	5.3%	5.7%	6.0%	6.4%	6.7%
“A-/BBB+” or lower	4.0%	4.3%	4.7%	5.0%	5.3%	5.6%	5.9%

Table 1

Remaining Weighted Average Life of Hedge in Years	Moody’s First Trigger Factor	Moody’s Second Trigger Factor for Interest Rate Swaps with Fixed Notional Amounts	Moody’s Second Trigger Factor for Transaction Specific Hedges
1 or less	0.25%	0.60%	0.75%
More than 1 but not more than 2	0.50%	1.20%	1.50%
More than 2 but not more than 3	0.70%	1.70%	2.20%
More than 3 but not more than 4	1.00%	2.30%	2.90%
More than 4 but not more than 5	1.20%	2.80%	3.60%
More than 5 but not more than 6	1.40%	3.30%	4.20%
More than 6 but not more than 7	1.60%	3.80%	4.80%
More than 7 but not more than 8	1.80%	4.30%	5.40%
More than 8 but not more than 9	2.00%	4.80%	6.00%
More than 9 but not more than 10	2.20%	5.30%	6.60%
More than 10 but not more than 11	2.30%	5.60%	7.00%
More than 11 but not more than 12	2.50%	6.00%	7.50%
More than 12 but not more than 13	2.70%	6.40%	8.00%
More than 13 but not more than 14	2.80%	6.80%	8.50%
More than 14 but not more than 15	3.00%	7.20%	9.00%
More than 15 but not more than 16	3.20%	7.60%	9.50%
More than 16 but not more than 17	3.30%	7.90%	9.90%
More than 17 but not more than 18	3.50%	8.30%	10.40%
More than 18 but not more than 19	3.60%	8.60%	10.80%
More than 19 but not more than 20	3.70%	9.00%	11.00%
More than 20 but not more than 21	3.90%	9.00%	11.00%
More than 21	4.00%	9.00%	11.00%

IN WITNESS WHEREOF the parties have executed this Credit Support Annex as of the date hereof.

ABN AMRO BANK N.V.		GE CAPITAL CREDIT CARD MASTER
NOTE TRUST

By:	/s/ Frederick P. Engler	By:	/s/ Kristine K. Gullo
	Name: Frederick P. Engler		Name: Kristine K. Gullo
	Title: Regional Manager Documentation		Title: Vice President
North America
Date: 6/28/07
Date: 6/28/07

By:	/s/ Christopher Fain

Name: Christopher Fain
Title: Vice President

Date: 6/28/07